Exhibit (e)(4)

August 15, 2016

CONFIDENTIAL

Vista Equity Partners Management, LLC

Four Embarcadero Center, Suite 2000

San Francisco CA 94111

Ladies and Gentlemen:

In connection with the consideration by Vista Equity Partners Management, LLC (“you”) of a possible negotiated transaction with Infoblox Inc. (the “Company,” and collectively with you, the “parties”), the Company has furnished or may furnish to you certain information that is proprietary, non-public and/or confidential concerning the Company, its affiliates or subsidiaries and/or its business. Any such possible negotiated transaction involving the parties is referred to herein as a “Transaction.”

1.     As a condition to furnishing such information to you, the Company requires that you agree to treat, and direct your representatives to treat, confidentially any information, technical data and know-how (whether prepared by the Company, its affiliates, subsidiaries, agents, advisors or otherwise, and whether oral, written or electronic) that the Company or any of its representatives has furnished on the date hereof or may hereafter furnish to you or your representatives, or is otherwise received by you or your representatives through due diligence investigation or discussions with employees or other representatives of the Company, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by the Company or you or their respective representatives or others, which contain or reflect, or are generated from, any such information (being collectively referred to herein as the “Confidential Information”), and to take or abstain from taking certain other actions set forth herein.

2.     The term “Confidential Information” does not include information that (a) is already in your or your representatives possession; provided that such information is not known by you or your representatives to be subject to a legal, contractual or fiduciary obligation of confidentiality with the Company, (b) was or becomes generally available to the public other than as a result of a disclosure, or any other act or omission, by you or your representatives in violation of the terms hereof, (c) was or becomes available to you or your representatives on a non-confidential basis from a source other than the Company or its representatives; provided that such source is not known by you or your representatives to be bound by a legal, contractual or fiduciary obligation of confidentiality with the Company or (d) is or was developed by you or your representatives without reference to, reliance on or use of any Confidential Information in violation of this letter agreement.

3.     You hereby agree that the Confidential Information will be used by you and your representatives solely for the purpose of evaluating, proposing, implementing and/or negotiating a possible Transaction and for no other purpose, and will be kept confidential by you and your representatives and will not be disclosed to any other person; provided that any of such information may be disclosed to your representatives who have a good faith need to know such

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August 15, 2016

information solely for the purpose of evaluating and/or implementing any such possible Transaction and who have been advised of this letter agreement and the confidential nature of the Confidential Information and the information described in Section 6 and have been instructed to comply with the terms hereof to the same extent as if it were a party hereto (other than Sections 12 and 13). Each party will be responsible for any breach of the confidentiality and use provisions of this letter agreement as well as breaches of Sections 5, 8 and 11 by its representatives, and a party shall be entitled to directly enforce this letter agreement against the other party’s representatives as if they were parties hereto. You understand that the Company reserves the right to adopt additional specific procedures to protect the confidentiality of the Confidential Information and may seek to limit the disclosure or use of, and may establish additional specific procedures with respect to the access of, competitively sensitive Confidential Information. The Confidential Information shall remain the property of the Company, and disclosure to you shall not confer on you any rights (including any intellectual property rights) with respect to such Confidential Information, other than limited use rights specifically set forth in this letter agreement.

4.     You hereby acknowledge that you are aware, and that you will advise your representatives who are informed or, to your knowledge, become aware of the matters that are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.     In the event that you or any of your representatives receives a request, or is legally required, to disclose all or any part of the information contained in the Confidential Information (or to make any disclosure of information, including the information described in Section 6, otherwise prohibited by this letter agreement) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any applicable law, governmental proceeding or stock exchange rule, you agree to (a) except to the extent prohibited by applicable law, immediately notify the Company of the existence, terms and circumstances surrounding such a request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive your compliance with the applicable provisions of this letter agreement (and, if the Company seeks such an order or other remedy, you agree to provide such cooperation as the Company may reasonably request at the Company’s sole expense) and (b) if disclosure of such information is required as advised by your legal counsel, notify the Company of such information to be disclosed as far in advance of its disclosure as practicable, exercise commercially reasonable and legally permissible best efforts to seek an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that the Company so designates and then disclose only that portion of the Confidential Information that is legally required to be disclosed; provided that any reasonable out-of-pocket expenses incurred by you or your representatives in providing such cooperation and efforts in compliance with this sentence shall be paid or reimbursed by the Company. In any event, you agree that you will not oppose any action by the Company to seek an appropriate protective order or other remedy with respect to such information. Notwithstanding anything to the contrary herein, you and your representatives shall be permitted to disclose any Confidential Information without notice when pursuant to an ordinary course examination by a regulator, bank examiner or self-regulatory organization (so long as such examination is not, to your or your representative’s knowledge, specifically targeted to the Company or a possible Transaction and provided that you or your representatives advise such regulatory, bank examiner or self-regulatory organization of the confidential nature of such information).

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August 15, 2016

6.     In addition, without the prior written consent of the Company, you will not, and will instruct your representatives not to, (a) enter into any agreement, arrangement or understanding with any other person pursuant to which such other person agrees to refrain from bidding on a possible Transaction or (b) disclose to any person (other than to its representatives to the extent permitted by Section 3): (i) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a possible Transaction, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or the other party’s consideration of a possible Transaction, or any opinion or view with respect to the Confidential Information or the Company, (iii) that the parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other party or taking any of the actions described in Section 12 or (iv) that this letter agreement exists or that Confidential Information has been requested or made available to you or your representatives. Your obligations in the preceding sentence shall survive any return or destruction of the Confidential Information pursuant to the provisions hereof. You represent and warrant that, except as disclosed to the Company or its legal advisors prior to your execution of this letter agreement, neither you nor any representative of yours have, prior to your execution of this letter agreement, taken any of the actions referred to in clause (a) of the first sentence of this Section 6. You further agree that, without the Company’s prior written consent, you will not take any action, or cause any action to be taken, that is reasonably likely to create a legal obligation for the Company to make a public announcement regarding the possibility of a Transaction.

7.     You also agree that, except for a breach of this letter agreement, neither the Company nor its representatives shall have any liability to you or your representatives or stockholders on any basis (including in contract, tort, under federal or state securities laws or otherwise), and neither you nor your representatives will make any claims whatsoever against such other persons, with respect to or arising out of: a possible Transaction, as a result of this letter agreement or any other written or oral expression with respect to a possible Transaction; the participation of such party and its representatives in evaluating a possible Transaction; the review of or use or content of the Confidential Information or any errors therein or omissions therefrom; or any action taken or any inaction occurring in reliance on the Confidential Information, in each case, except as may be included in any definitive agreement with respect to any Transaction.

8.     At the written request of the Company, you and your representatives shall promptly, at your sole election, either (a) return to the Company all of the written or electronic Confidential Information received from the Company or (b) destroy all of the written or electronic Confidential Information then in your or your representatives’ possession. In either event, you shall also destroy all written or electronic data developed or derived from the Confidential Information, and shall cause your representatives to do likewise. All return and/or destruction pursuant to this Section 8 shall be certified in writing to the Company by an authorized officer supervising such destruction (email being sufficient). In such event, all of the oral Confidential Information and the information described in Section 6 shall remain subject to the terms of this letter agreement. Notwithstanding the foregoing, the obligation to return or destroy the Confidential Information shall not cover information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices; provided that such materials referenced in this sentence shall remain subject to the terms of this letter agreement applicable to the Confidential Information.

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August 15, 2016

9.     It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10.     No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Accordingly, each party agrees that unless and until any definitive agreement with respect to any Transaction has been executed and delivered by the parties, neither of the parties will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other representatives, except for the matters specifically agreed in this letter agreement and as may be set forth in such any such definitive agreement. Each party further acknowledges and agrees that (a) the other party shall have no obligation to authorize or pursue with it any Transaction, (b) it understands that the other party has not, as of the date hereof, authorized or made any decision to pursue any such Transaction and (c) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions, negotiations and access to the Confidential Information, in each case at any time. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof. This letter agreement does not constitute or create any obligation of the Company to provide any information to you, but merely defines the rights, duties and obligations of the parties with respect to the Confidential Information to the extent it may be disclosed or made available. You understand that neither the Company nor any of its representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information. Only those representations or warranties that are made in any definitive agreement with respect to any Transaction, when, as and if it is executed and delivered, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect.

11.     Neither you nor any of your representatives will initiate or cause to be initiated any (a) communication concerning the Confidential Information, (b) requests for meetings with management in connection with a potential Transaction or (c) any other communication relating to the Company (other than in the ordinary course of business and unrelated to the Transaction) or a potential Transaction, in each case with any director, officer or employee of the Company or any of its subsidiaries who has not been designated by the Company as a participant in discussions or diligence. Any requests for information, meetings or discussions relating to a possible Transaction should be directed to a representative of Morgan Stanley & Co. LLC unless otherwise specified or agreed by the Company.

12.     You agree that for a period of 12 months from the date of this letter agreement, neither you nor any of your subsidiaries or affiliated funds will, directly or indirectly, and will not encourage or assist others to, without the prior written invitation of the Company’s Board of Directors or chief executive officer:

(1)

acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended

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(the “Exchange Act”)) of any equity securities of the Company or any of its subsidiaries or any option, forward contract, swap or other position with a value derived from equity securities of the Company or any of its subsidiaries or conveying the right to acquire or vote securities of the Company or any of its subsidiaries, or any ownership of all or substantially all of the assets or businesses of the Company or any of its subsidiaries, or any rights or options to acquire any such ownership (including from a third party);

(2)	make, or in any way participate in, any “solicitation” (as such terms is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of the Company or any of its subsidiaries;

(3)	form, join, or in any way communicate or associate with other securityholders or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company or its subsidiaries or any voting securities of the Company or any of its subsidiaries;

(4)	arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any of its subsidiaries;

(5)	otherwise act, whether alone or with others, to seek to propose to the other party or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the Company or any of its subsidiaries or otherwise act, whether alone or with others, to seek to control, change or influence the management, board of directors or policies of the Company, or nominate any person as a director of the Company, or propose any matter to be voted upon by the stockholders of the Company;

(6)	solicit, negotiate with, or provide any information to, any person with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the Company or any of its subsidiaries or any other acquisition of the Company or any of its subsidiaries, any acquisition of voting securities of or all or any portion of the assets of the Company or any of its subsidiaries, or any other similar transaction;

(7)	advise, assist or encourage any other person in connection with any of the foregoing;

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August 15, 2016

(8)	announce an intention to, or enter into any discussions, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing;

(9)	take any action that might cause or require you or the Company to make a public announcement regarding any of the types of matters set forth in this Section 12; or

(10)	disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding anything to the contrary in this Section 12, nothing shall prevent a private communication to the Company’s Board of Directors or chief executive officer to the extent that such private communication would not reasonably be expected to require a public disclosure.

Notwithstanding anything to the contrary contained in this paragraph, you shall not be restricted from purchasing (nor shall your subsidiaries or affiliated funds be restricted from assisting or encouraging any investment funds affiliated with you from purchasing) up to an aggregate of 4.9% of the Company’s outstanding securities (including securities held as of the date of this letter agreement) in open market transactions or otherwise solely for passive investment purposes. The foregoing provisions of this Section 12 shall automatically be inoperative and of no force or effect if (a) the Company or any of its subsidiaries makes an assignment for the benefit of creditors or commences any proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction or (b) any such petition is filed or any such proceeding is commenced against the Company or any of its subsidiaries and either (i) the Company or such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within thirty (30) days.

13.     You agree that, for a period of 12 months from the date of this letter agreement, neither you nor your subsidiaries or affiliated funds will, directly or indirectly, solicit for purposes of employment or hire any officer, director or senior management employee of the Company or any of its affiliates or subsidiaries with whom you have had contact with as a result of your consideration of the Transaction, or who became known to you, or with respect to whom you have received Confidential Information or otherwise solicit, induce or otherwise encourage any such person to discontinue or refrain from entering into any employment or consulting relationship (contractual or otherwise) with the Company or any of its affiliates or subsidiaries (provided that this sentence shall not preclude you from hiring any person who (i) initiates discussions with you regarding such employment without any direct or indirect solicitation by you or any of your subsidiaries or your affiliated funds, (ii) responds to a general advertising or other general solicitation not specifically targeted to the officer, director or employees of the Company, its affiliates or subsidiaries, (iii) is referred to you by search firms, employment agencies, or other similar entities, provided that such entities have not been specifically instructed by you to solicit officers, directors or employees of the Company, or (iv) is no longer a director, officer or employee of the Company without any direct or indirect solicitation by you, your subsidiaries or your affiliated funds) without the Company’s prior written consent.

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August 15, 2016

14.     You acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, you will not claim or contend, in proceedings involving either party, that the Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement.

15.     You acknowledge and agree that the Confidential Information may have competitive value and is of a confidential and proprietary nature. Furthermore, you acknowledge and agree that the Company may be irreparably injured by a breach of this letter agreement by you or your representatives and that money damages may be an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that this letter agreement is breached. Therefore, you agree that the Company may seek specific performance of this letter agreement and injunctive or other equitable relief in favor of the Company as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for your breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the other party and you further agree to waive the defense that an adequate remedy exists at law. In the event of an order by a court of competent jurisdiction relating to a breach of this letter agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party incurred in connection with any litigation relating to such breach.

16.     This letter agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This letter agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties, relating to the subject matter hereof. No waiver of the terms and conditions hereof will be binding unless approved in writing by the party against whom such waiver is sought to be enforced. No amendment of this letter agreement will be binding unless approved in writing by both parties. Neither party may assign this letter agreement.

17.     If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

18.     This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed solely within the State of Delaware, without regard to any principles of conflicts of law that would refer a matter to another jurisdiction. EACH PARTY ALSO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, AND RELATED APPELLATE COURTS, AND OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE, for any actions, suits or proceedings arising out of, or relating to,

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this letter agreement or the transactions contemplated hereby, and each party agrees not to commence any action, suits or proceeding relating thereto except in such courts. Each party further agrees that service of any process, summons, notices or documents by U.S. registered mail, postage prepaid, to its address set forth in this letter agreement shall be effective service for process for any action, suit or proceeding brought against such party in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware. Each party hereby further irrevocably and unconditionally waives any right to trial by jury and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

19.     Without limiting the generality of the obligations set forth in Sections 3 and 6, you agree not to (a) disclose the Confidential Information to any of your controlled portfolio companies or any directors, officers or employees thereof (unless such individual is also one of your employees, directors or officers who is regularly engaged in the private equity business, in which case, such person may receive the Confidential Information hereunder only in his or her capacity as your or your affiliate’s employee, directors or officers and such person shall not disclose the Information to any other personnel who are employed by such portfolio company) or (b) use the Confidential Information in connection with the ownership, management or decision-making processes of any such portfolio company. Subject to your compliance with the terms of this paragraph, nothing in this letter agreement shall in any way limit the activities of the investment funds managed, advised or controlled by Vista Equity Partners Management, LLC and their respective affiliates (“Vista Affiliates”) in their businesses distinct from the private equity business of the Vista Affiliates, including, without limitation any hedge fund or funds associated or affiliated with Vista Equity Partners III, LLC; provided that the representatives of the Vista Affiliates who are not involved in the private equity business of the Vista Affiliates have not received Confidential Information and are not acting on behalf or at the direction of representatives of the private equity business of Vista Affiliates or any other representative of the Vista Affiliates that has had access to the Confidential Information. Notwithstanding the foregoing, Vista Equity Partners Management, LLC. and/or its affiliates is engaged in the purchase and acquisition of, and investment in, software and technology-enabled companies. Accordingly, the mere purchase or acquisition of, or investment in, any other company without otherwise proving that this letter agreement has been breached will not be deemed in and of itself to be a breach of this letter agreement.

20.     For purposes of this letter agreement, (a) the term “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity; (b) the term “affiliate” means, when used with respect to any party, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party; (c) the term “subsidiary” means, when used with respect to any party, (i) a person that is directly or indirectly controlled by such party, (ii) a person of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person, the total combined equity interests of such person or the capital or profit interests, in the case of a partnership or (iii) a person of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person; (d) the term “control” means, when used with respect to any specified person,

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the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise and (e) the term “representative” means, when used with respect to any party, such party’s directors, officers, employees, agents, advisors, accountants, counsel, consultants, and other representatives; provided that (x) any such persons or entities shall only be deemed your “representatives” to the extent they have received Confidential Information from or on behalf of you or one of your representatives, or are acting on behalf or at the direction of you or your representative that has had access to the Confidential Information and (y) such term with respect to you shall not include any potential debt or equity financing sources without our prior written consent (and upon such consent shall be so included). For the avoidance of doubt, you will not share Confidential Information with any of your portfolio companies without the prior written consent of the Company. Moreover, the possession or knowledge of Confidential Information by Vista or by any of its directors, officers, employees, or consultants who serves on an affiliated company’s board or governing body or is otherwise affiliated with or employed by such affiliated company (such person, an “Investment Professional”) shall not, solely for that reason, be deemed imputed to such affiliated company so long as Vista or any such Investment Professional does not directly or indirectly (through an intermediary) furnish or provide access to any Confidential Information to the other directors, officers, employees, or consultants (other than another Investment Professional) of such affiliated company and otherwise complies with the applicable provisions of this letter agreement (including to refrain from using the Confidential Information in connection with the ownership, management or decision-making processes of any such portfolio company) and does not direct such affiliated company with respect to any actions that are the subject of this letter agreement.

21.     This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

22.     Your obligations under this letter agreement shall terminate two years after the date of this letter agreement except such obligations under Sections 14 and 15 through 18 shall have no expiration period, and except as otherwise explicitly stated above. The termination of this letter agreement shall not relieve you from your responsibilities in respect of any breach of this letter agreement prior to such termination.

23.     The terms of access by you and your Representatives to information contained in any data room or website shall be superseded by the understandings and agreements contained in this letter agreement.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

Infoblox Inc.

By:	/s/ Stephen Yu

Name:	Stephen Yu

Title:	Executive Vice President and General Counsel

Accepted, Confirmed and Agreed:

Vista Equity Partners Management, LLC

By:	/s/ Christina Lema

Name:	Christina Lema

Title:	General Counsel